Exhibit 10.3

SECOND ADDENDUM TO EMPLOYMENT AGREEMENT

THIS SECOND ADDENDUM TO EMPLOYMENT AGREEMENT (the “Second Addendum”) is made effective as of the 27th day of June, 2006, by and between Anworth Mortgage Asset Corporation, a Maryland corporation (“Anworth”), and Heather U. Baines (the “Executive”).

W I T N E S S E T H :

WHEREAS, the Executive and Anworth Mortgage Advisory Corporation (the “Company”) entered into an employment agreement dated January 1, 2002 (as amended to date, the “Agreement”).

WHEREAS, the Agreement was assumed by Anworth and the Executive, the Company and Anworth entered into an addendum to such employment agreement dated April 18, 2002 (the “Addendum”).

WHEREAS, Anworth and the Executive desire to further modify the terms of the Executive’s employment under the Agreement.

NOW THEREFORE, the parties hereby covenant and agree as follows:

1. Effective Date. This Second Addendum shall become effective on the date hereof.

2. Timing of Payments.

(a) Timing of Termination Payments. Notwithstanding anything to the contrary in the Agreement, Addendum or Second Addendum, to the extent required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if you are a “specified employee” for purposes of Section 409A(a)(2)(B) of the Code, you agree that any payments to be made pursuant to Section 5 of the Agreement or any of Sections 8, 9 or 10 of the Addendum that are considered to be non-qualified deferred compensation distributable in connection with your separation from service for purposes of Section 409A of the Code, and which otherwise would have been payable at any time during the six-month period immediately following such separation from service, shall not be paid prior to, and shall instead be payable in a lump sum as soon as practicable following, the expiration of such six-month period. In light of the uncertainty surrounding the application of Section 409A of the Code, the Company cannot make any guarantee as to the treatment under Section 409A of the Code of any payments made or benefits provided under the Agreement or the Addenda.

(b) Timing of Annual Bonus Payments. Any discretionary or incentive bonus payable to the Executive with respect to services performed during any calendar year, whether pursuant to Section 4(b) of the Agreement, Section 7(b) of the Addendum (after giving effect to the changes in subsection lettering of Section 7 of the Addendum pursuant to this Second Addendum) or otherwise, shall be paid no later than March 15 of the calendar year following the calendar year to which the bonus relates.

3. Compensation (Section 4 of the Agreement). The following language is hereby added to the beginning of Section 7 of the Addendum:

“(a) Base Salary. The Company shall pay the Executive a base salary of Fifty Thousand Dollars ($50,000) per year, subject to annual increases as set forth in the next sentence (the “Base Salary”). The Company shall review the Base Salary annually and shall increase (but not decrease) the Base Salary each calendar year beginning January 1, 2007, by the greater of (i) the percentage increase, if any, in the cost of living index by reference to the Consumer Price Index in the Los Angeles Metropolitan Area, as provided for the last day of such annual period by the Bureau of Labor Statistics of the United States Department of Labor, or (ii) a greater percentage increase than that set forth in subsection (i) above, as determined by the Company’s Board of Directors. The Base Salary shall be payable in equal installments twice monthly consistent with the Company’s regular business practice.”

Except for the addition of the above language and corresponding lettering changes to the subsections of Section 7 of the Addendum, Section 7 of the Addendum shall remain unchanged and in full force and effect.

4. Non-Compete. Section 11 of the Addendum is hereby deleted in its entirety.

5. Remaining Terms Unchanged. The parties agree that all terms and conditions of the Agreement (as modified by the Addendum and this Second Addendum), including, but not limited to, all provisions pertaining to compensation, termination, choice of law and arbitration, shall remain in full force and effect as modified hereby.

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IN WITNESS WHEREOF, this Second Addendum to Employment Agreement is executed as of the day and year first above written.

Executive

/s/ Heather U. Baines
Heather U. Baines

Anworth Mortgage Asset Corporation

By:	/s/ Thad M. Brown
Name: Thad M. Brown
Title: Chief Financial Officer